Exhibit 99.1

VERITEX HOLDINGS, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS

Dallas, TX — July 26, 2016 —Veritex Holdings, Inc. (NASDAQ: VBTX), the holding company for Veritex Community Bank, announced today the results for the quarter ended June 30, 2016. The Company reported net income of $3.2 million, or $0.29 diluted earnings per share (EPS), compared to $2.8 million, or $0.26 diluted EPS, for the quarter ended March 31, 2016 and $1.9 million, or $0.19 diluted EPS, for the quarter ended June 30, 2015.

Malcolm Holland, the Company’s Chairman and Chief Executive Officer, said, “I am excited to announce another quarter of record earnings. With the reported $0.29 diluted earnings per share for the second quarter 2016, we have grown 2016 diluted earnings per share to $0.55 through the first six months of 2016, a 45% increase over $0.38 for the same period in 2015. The growth in earnings continues to be fueled by our strong loan growth with loans increasing by $43 million between March 31, 2016 and June 30, 2016.  I take great pride in noting that we have grown loans by $107 million, or 13%, since December 31, 2015, an annualized rate of 26%.”

“Loan demand continues to be robust reflecting the strength of the Dallas market. I expect that we will see a strong second half of the year,” Mr. Holland stated. “In addition to our loan growth, we have been very focused on core deposit growth over the last six months. We continue to hire experienced bankers with deep relationships in our market. We maintain that much of our franchise value is linked to our ability to retain and grow deposits” continued Mr. Holland.

Second Quarter 2016 Financial Highlights

•                  Net interest income was $10.2 million, an increase of $3.2 million or 46.7% compared to $7.0 million for the same period in 2015.

•                  Total loans increased $283.1 million, or 43.9%, to $928.0 million compared to $644.9 million as of June 30, 2015.

•                  Total deposits increased $354.6 million, or 52.7%, to $1.0 billion compared to $673.1 million as of June 30, 2015.

•                  Pre-tax, pre-provision income was $5.3 million, an increase of $2.4, million or 82.2%, compared to $2.9 million for the same period in 2015.

•                  Year-over-year improvement in the following performance ratios (annualized):

•                  Return on average assets of 1.12% compared to 0.93% for the same period in 2015.

•                  Return on average equity of 9.23% compared to 6.39% for the same period in 2015.

•                  Efficiency ratio of 54.13% compared to 61.75% for the same period in 2015.

Result of Operations for the Three Months Ended June 30, 2016

Net Interest Income

For the three months ended June 30, 2016, net interest income before provision for loan losses was $10.2 million and net interest margin was 3.90% compared to $9.7 million and 3.88%, respectively, for the three months ended March 31, 2016. Net interest income increased $538,000 primarily due to increased interest income on loans as average loan balances increased $57.3 million due to organic loan growth during the three months ended June 30, 2016 compared to the three months ended March 31, 2016. The net interest margin increased 0.02% from the three months ended March 31, 2016. The increase in net interest margin was due to an increase in the accretion of purchase discount of 0.03% and a change in the mix of interest earning assets.  Total loans, which had an average yield of 4.86% represented 86.7% of earning assets as of June 30, 2016 compared to total loans, which had an average yield of 4.86%, representing 85.3% of earning assets as of March 31, 2016.  This was offset by an increase of 0.06% in the cost of interest bearing deposits primarily due to an increase in the rate paid on money market deposit accounts.

Net interest income before provision for loan losses increased by $3.2 million from $7.0 million to $10.2 million for the three months ended June 30, 2016 as compared to the same period during 2015. The increase in net interest income before provision for loan losses was primarily due to $3.6 million in increased interest income on loans resulting from average loan balance increases of $289.2 million compared to June 30, 2015. The net interest margin improved 0.13% to 3.90% from the three months ended June 30, 2016 from 3.77% for the same three-month period in 2015. The primary driver of the increase was an increase in average yield on loans of 0.08% to 4.86% for the three months ended June 30, 2016 from 4.78% for the same period in 2015.  This increase in average yield was primarily the result of an additional $149,000 in purchase discount accretion representing an addition of 0.06% to loan yields.

The average rate paid on interest-bearing liabilities increased 0.02% from 0.70% for the three months ended June 30, 2015 to 0.72% for the three months ended June 30, 2016 primarily due to an increase in the average rate paid on money market accounts.

Noninterest Income

Noninterest income for the three months ended June 30, 2016 was $1.4 million, an increase of $39,000 or 2.8% compared to the three months ended March 31, 2016. The net increase was a result of increased dividend income of $95,000 as a result of bi-annual Federal Reserve Bank stock dividends reflected in the three months ended June 30, 2016, and increased gain on sales of mortgage loans of $154,000 compared to three months ended March 31, 2016.  These increases were partially offset by a non-recurring gain on the sale of a loan acquired in the IBT acquisition of $193,000 reflected in the three months ended March 31, 2016, and a decrease in gain on sale of securities of $15,000 compared to the three months ended March 31, 2016.

Compared to the three months ended June 30, 2015, noninterest income grew $724,000 or 105.2%. The increase was primarily a result of increased gains on sale of Small Business Administration (“SBA”) loans totaling $252,000, increased gains on sale of mortgage loans totaling $239,000, and increased deposit service charges and fees on deposit accounts of $161,000 primarily related to the deposit accounts acquired with the acquisition of IBT.

Noninterest Expense

Noninterest expense was $6.3 million for the three months ended June 30, 2016, compared to noninterest expense of $6.0 million for the three months ended March 31, 2016, an increase of $326,000 or 5.5%. The increase was primarily due to increases in employee expense of $415,000 related to the hiring of additional staff members, seasonal mortgage commissions, and a decrease in deferred direct origination costs.  This increase was partially offset by a decrease in professional services fees of $70,000 primarily related to annual reporting requirements for the Company as well as decreases in data processing and expenses related to other assets owned.

Compared to the three months ended June 30, 2015, noninterest expense increased $1.6 million, or 33.2%, to $6.3 million for the three months ended June 30, 2016. This increase was primarily due to the hiring of additional employees resulting in additional salary and employee benefit expenses of $1.0 million, increased professional fees of $138,000 related to increased directors’ compensation, audit fees and legal support, and increased other operating expenses of $442,000 primarily related to the acquisition of IBT.

Income Taxes

Income tax expense for the three months ended June 30, 2016 totaled $1.6 million, an increase of $209,000, or 14.6%, compared to the three months ended March 31, 2016. The Company’s effective tax rate was approximately 34.1% and 33.7% for the three months ended June 30, 2016 and the three months ended March 31, 2016, respectively.

Compared to the three months ended June 30, 2015, income tax expense increased $713,000, or 77.0%, to $1.6 million for the three months ended June 30, 2016. The increase in the income tax expense was primarily due to the $2.0 million increase in net operating income from $2.8 million for the three months ended June 30, 2015 to $4.8 million for the three months ended June 2016.  The Company’s effective tax rate was approximately 34.1% for the three months ended June 30, 2016 compared to 33.3% for the three months ended June 30, 2015.

Financial Condition

Loans (excluding loans held for sale and deferred loan fees) at June 30, 2016 were $928.0 million, an increase of $42.6 million or 4.8% compared to $885.4 million at March 31, 2016. The Company believes the increase from March 31, 2016 was primarily the result of the continued execution and success of our organic growth strategy.

Loans (excluding loans held for sale and deferred loan fees) increased $283.1 million, or 43.9%, compared to $645.0 million at June 30, 2015. The acquisition of IBT represented approximately $89.7 million or 31.7% of the increase from June 30, 2015. The additional growth of $193.4 million was achieved through organic growth.

Deposits at June 30, 2016 were $1.0 billion, an increase of $81.7 million, or 8.6%, compared to $946.1 million at March 31, 2016 primarily due to growth in noninterest-bearing accounts of $58.1 million and interest bearing accounts of $23.6 million. A significant contributor to the growth in noninterest-bearing accounts was a single customer deposit of $38.6 million, the customer is expected to withdraw these funds within the next 90 days.

Deposits increased $354.6 million, or 52.7%, compared to $673.1 million at June 30, 2015. The increase from June 30, 2015 was due to the acquisition of IBT’s deposits of approximately $98.3 million, customer deposit growth of $233.0 million and wholesale deposit growth of $23.3 million.

Advances from the Federal Home Loan Bank were $38.4 million at June 30, 2016 and March 31, 2016 compared to $27.0 million at June 30, 2015.

Asset Quality

The allowance for loan losses was 0.85% and 0.83% of total loans at June 30, 2016 and March 31, 2016, respectively, compared to 0.96% of total loans at June 30, 2015. The decrease in allowance for loan losses as a percentage of total loans compared to June 30, 2015 was primarily due to the recording of IBT acquired loans at an estimated fair value in the later part of 2015 with no significant additional loan loss reserves since the acquisition.

The provision for loan losses for the three months ended June 30, 2016 totaled $527,000 compared to $845,000 for three months ended March 31, 2016 and $148,000 for the three months ended June 30, 2015. The decrease in provision for loan losses for the three months ended June 30, 2016 compared to March 31, 2016 was due to a decrease in general provision requirements as loan growth was 4.8% for the three months ended June 30, 2016 compared to 7.9% for the three months ended March 31, 2016. The increase in provision for loan losses for the three months ended June 30, 2016 compared to the three months ended June 30, 2015 was due to the general provision required from the increasing loan growth compared to the same period in 2015.

Other real estate owned totaled $493,000 at June 30, 2016 and March 31, 2016 compared to $548,000 at June 30, 2015. Nonaccrual loans were $1.0 million at June 30, 2016 compared to $525,000 at March 31, 2016 and $312,000 at June 30, 2015. The increase in the nonaccrual loans at June 30, 2016 compared to March 31, 2016 was primarily due to the addition of a single loan. At June 30, 2016 and March 31, 2016, nonaccrual loans to our total loans held for investment was minimal at 0.11% and 0.06%, respectively.

Nonperforming assets totaled $7.2 million or 0.59% of total assets at June 30, 2016 compared to $1.2 million or 0.11% of total assets at March 31, 2016. Nonperforming assets were $860,000 or 0.10% of total assets at June 30, 2015. The increase of $6.0 million in nonperforming assets compared to March 31, 2016 is primarily related to the addition of a single $5.4 million loan to the accruing loans 90 or more days past due category.  This $5.4 million loan is part of the borrowing relationship detailed in the following paragraph and table below.  The Company believes this loan is well-secured, and a plan is in place for the borrower to bring the note fully current through contractual commitments to sell the underlying collateral and accelerate principal payments in advance of the original contractual terms within the next 90 days.

In the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company disclosed a borrowing relationship comprised of loans to multiple affiliated funds in which one of the funds had publicly disclosed that it was subject to ongoing SEC investigations and that the Federal Bureau of Investigation served a search warrant in February 2016 at the fund’s corporate offices in connection with a law enforcement investigation. The borrowing relationship consists of four loans to five affiliated funds secured by various assets, including multiple notes made to numerous residential developers in favor of the funds and further secured by deeds of trust. These loans are made to separate and distinct borrowing entities, and are not dependent on each other for repayment.  Each loan has specific collateral note assignments that relate to particular single-family residential projects in either the Houston, Dallas, Austin or San Antonio markets. The specific collateral note assignments are not cross-collateralized. The Company believes that the value of collateral securing each loan is well in excess of loan amounts with the loan to value ratios less than 50%. The borrowing relationship is not considered to be impaired and no specific reserves have been established at this time.

The following table shows the principal balance of loans as of the dates specified for the above mentioned borrowing relationship.

	June 30,	March 31,	December 31,
Borrower	2016	2016	2015	Comments
		(In thousands)
Loan 1	$5,400	$6,000	$6,000	Substandard: payment 90 days past due, interest current as of 6/30/2016
Loan 2	1,579	1,579	3,082	Pass: paying in accordance with contractual terms
Loan 3	—	5,116	5,116	Paid in full
Loan 4	8,644	10,290	11,250	Split grade: $3,690 Pass; $4,950 Special Mention, principal and interest are current; note renewed May 8, 2016 with a maturity date of September 5, 2016
Total:	$15,623	$22,985	$25,448

The total is presented for informational purposes only; debts are not required to be aggregated for legal lending limit purposes.

Non-GAAP Financial Measures

The Company’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, the Company reviews and reports tangible book value per common share, the tangible common equity to tangible assets ratio and pre-tax, pre-provision income. The Company has included in this release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Consolidated Financial Highlights” at the end of this release for a reconciliation of these non-GAAP financial measures.

About Veritex Holdings, Inc.

Headquartered in Dallas, Texas, Veritex Holdings, Inc. is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with ten branch locations throughout the Dallas metropolitan area and one mortgage office. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System.

Acquisition of IBT Bancorp, Inc.

On July 1, 2015, the Company completed the acquisition of IBT, the parent holding company of Independent Bank, headquartered in Irving, Texas with two banking locations in the Dallas metropolitan area. Under the terms of the definitive agreement, the Company issued 1,185,067 shares of its common stock (with cash in lieu of fractional shares) and paid approximately $4.0 million in cash for the outstanding shares of IBT common stock in connection with the closing of the acquisition, which resulted in goodwill of $7.7 million. Additionally, the Company recognized $1.1 million of core deposit intangibles in connection with the acquisition.

For more information, visit www.veritexbank.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain certain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about the Company and its subsidiaries. Forward-looking statements include information regarding the Company’s future financial performance, business and growth strategy, projected plans and objectives, expectations concerning the costs associated with the acquisition of IBT and related transactions, integration of the acquired business, ability to recognize  anticipated operational efficiencies, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to whether the Company can: successfully implement its growth strategy, including identifying acquisition targets and consummating suitable acquisitions; continue to sustain internal growth rate; provide competitive products and services that appeal to its customers and target market; continue to have access to debt and equity capital markets; and achieve its performance goals.  Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); economic conditions, including currency rate fluctuations and interest rate fluctuations; and weather. These and various other factors are discussed in the Company’s Final Prospectus, dated October 10, 2014, filed pursuant to Rule 424(b)(4), the Company’s Annual Report on Form 10-K filed on March 15, 2016, and other reports and statements the Company has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section on the Company’s website, www.veritexbank.com, under the About Us tab.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Consolidated Financial Highlights - (Unaudited)

(In thousands, except share and per share data)

	At and For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Selected Financial Data:
Net income	$3,173	$2,813	$2,573	$2,537	$1,856
Net income available to common stockholders	3,173	2,813	2,535	2,517	1,836
Total assets	1,215,497	1,130,480	1,039,600	1,009,539	827,140
Total loans(1)	928,000	885,415	820,567	754,199	644,938
Provision for loan losses	527	845	610	—	148
Allowance for loan losses	7,910	7,372	6,772	6,214	6,193
Noninterest-bearing deposits	354,570	296,481	301,367	299,864	240,919
Total deposits	1,027,729	946,058	868,410	842,607	673,106
Total stockholders’ equity	138,850	135,241	132,046	137,508	117,085
Summary Performance Ratios:
Return on average assets(2)	1.12%	1.04%	0.99%	1.04%	0.93%
Return on average equity(2)	9.26	8.39	7.37	7.38	6.39
Net interest margin(3)	3.90	3.87	3.78	3.84	3.77
Efficiency ratio(4)	54.13	54.01	56.11	60.48	61.75
Noninterest expense to average assets(2)	2.23	2.20	2.22	2.39	2.36
Summary Credit Quality Data:
Nonaccrual loans	$1,028	$525	$593	$428	$312
Accruing loans 90 or more days past due	5,634	141	84	—	—
Other real estate owned	493	493	493	493	548
Nonperforming assets to total assets	0.59%	0.11%	0.11%	0.09%	0.10%
Nonperforming loans to total loans	0.72	0.08	0.08	0.06	0.05
Allowance for loan losses to total loans	0.85	0.83	0.83	0.82	0.96
Net (recoveries) charge-offs to average loans outstanding	(0.03)	0.03	0.01	(0.00)	(0.01)
Capital Ratios:
Total stockholders’ equity to total assets	11.42%	11.96%	12.70%	13.62%	14.16%
Tangible common equity to tangible assets(5)	9.25	9.63	10.17	10.30	11.01
Tier 1 capital to average assets	10.21	10.38	10.75	12.02	12.82
Tier 1 capital to risk-weighted assets	11.88	12.03	12.85	14.73	14.87
Common equity tier 1 (to risk weighted assets)	11.56	11.69	12.48	13.29	13.23
Total capital to risk-weighted assets	13.23	13.38	14.25	16.18	16.52

(1)         Total loans does not include loans held for sale and deferred fees. Loans held for sale were $4.8 million at June 30, 2016, $3.6 million at March 31, 2016, $2.8 million at December 31, 2015, $1.8 million at September 30, 2015 and $2.1 million at June 30, 2015. Deferred fees were $52,000 at June 30, 2016, $65,000 at March 31, 2016, $61,000 at December 31, 2015, $55,000 at September 30, 2015, and $49,000 at June 30, 2015.

(2)         We calculate our average assets and average equity for a period by dividing the sum of our total assets or total stockholders’ equity, as the case may be, at the close of business on each day in the relevant period, by the number of days in the period. We have calculated our return on average assets and return on average equity for a period by dividing net income for that period by our average assets and average equity, as the case may be, for that period.

(3)         Net interest margin represents net interest income, annualized on a fully tax equivalent basis, divided by average interest-earning assets.

(4)         Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)         We calculate tangible common equity as total stockholders’ equity less preferred stock, goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization, and we calculate tangible assets as total assets less goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization. Tangible common equity to tangible assets is a non-GAAP financial measure, and, as we calculate tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the table captioned “Reconciliation GAAP —NON-GAAP (Unaudited)”.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets - (Unaudited)

(In thousands, except share and per share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
ASSETS
Cash and due from banks	$12,951	$12,416	$10,989	$10,478	$11,699
Interest bearing deposits in other banks	114,293	79,967	60,562	113,031	51,570
Total cash and cash equivalents	127,244	92,383	71,551	123,509	63,269
Investment securities	83,677	79,146	75,813	61,023	59,299
Loans held for sale	4,793	3,597	2,831	1,766	2,127
Loans, net	920,039	877,978	813,733	747,930	638,696
Accrued interest receivable	2,259	2,252	2,216	2,088	1,557
Bank-owned life insurance	19,767	19,614	19,459	19,299	18,115
Bank premises, furniture and equipment, net	17,243	17,248	17,449	17,585	12,107
Non-marketable equity securities	7,035	5,541	4,167	4,045	3,970
Investment in unconsolidated subsidiary	93	93	93	93	93
Other real estate owned	493	493	493	493	548
Intangible assets	2,264	2,347	2,410	2,458	1,110
Goodwill	26,865	26,865	26,865	26,025	19,148
Other assets	3,725	2,923	2,520	3,225	7,101
Total assets	$1,215,497	$1,130,480	$1,039,600	$1,009,539	$827,140
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$354,570	$296,481	$301,367	$299,864	$240,919
Interest-bearing	673,159	649,577	567,043	542,743	432,187
Total deposits	1,027,729	946,058	868,410	842,607	673,106
Accounts payable and accrued expenses	1,611	2,122	1,776	1,782	1,202
Accrued interest payable and other liabilities	855	573	848	1,089	672
Advances from Federal Home Loan Bank	38,375	38,410	28,444	18,478	27,000
Junior subordinated debentures	3,093	3,093	3,093	3,093	3,093
Subordinated notes	4,984	4,983	4,983	4,982	4,982
Total liabilities	1,076,647	995,239	907,554	872,031	710,055
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—	8,000	8,000
Common stock	107	107	107	107	95
Additional paid-in capital	116,111	115,876	115,721	115,579	97,761
Retained earnings	22,725	19,552	16,739	14,204	11,687
Unallocated Employee Stock Ownership Plan shares	(309)	(309)	(309)	(406)	(406)
Accumulated other comprehensive income	286	85	(142)	94	18
Treasury stock, 10,000 shares at cost	(70)	(70)	(70)	(70)	(70)
Total stockholders’ equity	138,850	135,241	132,046	137,508	117,085
Total liabilities and stockholders’ equity	$1,215,497	$1,130,480	$1,039,600	$1,009,539	$827,140

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income - (Unaudited)

(In thousands, except share and per share data)

	Six Months Ended
	June 30,	June 30,
	2016	2015
Interest income:
Interest and fees on loans	$21,407	$14,802
Interest on investment securities	679	464
Interest on deposits in other banks	173	109
Interest on other	2	1
Total interest income	22,261	15,376
Interest expense:
Interest on deposit accounts	2,007	1,297
Interest on borrowings	335	249
Total interest expense	2,342	1,546
Net interest income	19,919	13,830
Provision for loan losses	1,372	258
Net interest income after provision for loan losses	18,547	13,572
Noninterest income:
Service charges and fees on deposit accounts	877	527
Gain on sales of investment securities	15	7
Gain on sales of loans	1,282	431
Gain on sales of other assets owned	—	(2)
Bank-owned life insurance	384	357
Other	227	134
Total noninterest income	2,785	1,454
Noninterest expense:
Salaries and employee benefits	6,763	5,245
Occupancy and equipment	1,795	1,665
Professional fees	1,076	905
Data processing and software expense	554	535
FDIC assessment fees	269	196
Marketing	411	367
Other assets owned expenses and write-downs	130	35
Amortization of intangibles	190	148
Telephone and communications	197	114
Other	892	603
Total noninterest expense	12,277	9,813
Net income from operations	9,055	5,213
Income tax expense	3,069	1,533
Net income	$5,986	$3,680
Preferred stock dividends	$—	$40
Net income available to common stockholders	$5,986	$3,640
Basic earnings per share	$0.56	$0.39
Diluted earnings per share	$0.55	$0.38
Weighted average basic shares outstanding	10,695,083	9,447,807
Weighted average diluted shares outstanding	10,978,284	9,703,510

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income - (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Interest income:
Interest and fees on loans	$11,052	$10,355	$9,648	$9,230	$7,454
Interest on investment securities	344	335	285	247	252
Interest on deposits in other banks	80	92	73	60	55
Interest on other	1	1	1	1	—
Total interest income	11,477	10,783	10,007	9,538	7,761
Interest expense:
Interest on deposit accounts	1,072	935	843	778	666
Interest on borrowings	177	158	151	143	123
Total interest expense	1,249	1,093	994	921	789
Net interest income	10,228	9,690	9,013	8,617	6,972
Provision for loan losses	527	845	610	—	148
Net interest income after provision for loan losses	9,701	8,845	8,403	8,617	6,824
Noninterest income:
Service charges and fees on deposit accounts	443	434	419	380	282
Gain on sales of investment securities	—	15	—	—	—
Gain on sales of loans	620	662	430	392	129
Gain (loss) on sales of other assets owned	—	—	—	21	—
Bank-owned life insurance	191	193	195	194	179
Other	158	69	163	56	98
Total noninterest income	1,412	1,373	1,207	1,043	688
Noninterest expense:
Salaries and employee benefits	3,589	3,174	3,019	3,001	2,588
Occupancy and equipment	894	901	917	894	808
Professional fees	503	573	487	632	365
Data processing and software expense	270	284	313	368	272
FDIC assessment fees	132	137	131	121	96
Marketing	211	200	205	227	162
Other assets owned expenses and write-downs	55	75	24	(5)	22
Amortization of intangibles	95	95	95	96	74
Telephone and communications	100	97	81	68	57
Other	452	439	462	440	286
Total noninterest expense	6,301	5,975	5,734	5,842	4,730
Net income from operations	4,812	4,243	3,876	3,818	2,782
Income tax expense	1,639	1,430	1,303	1,281	926
Net income	$3,173	$2,813	$2,573	$2,537	$1,856
Preferred stock dividends	$—	$—	$38	$20	$20
Net income available to common stockholders	$3,173	$2,813	$2,535	$2,517	$1,836
Basic earnings per share	$0.30	$0.26	$0.24	$0.24	$0.19
Diluted earnings per share	$0.29	$0.26	$0.23	$0.23	$0.19
Weighted average basic shares outstanding	10,696,366	10,693,800	10,675,948	10,652,602	9,447,807
Weighted average diluted shares outstanding	10,993,921	10,963,986	10,954,920	10,940,427	9,708,673

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Reconciliation GAAP — NON-GAAP - (Unaudited)

(In thousands, except share and per share data)

The following table reconciles, at the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Tangible Common Equity
Total stockholders’ equity	$138,850	$135,241	$132,046	$137,508	$117,085
Adjustments:
Preferred stock	—	—	—	(8,000)	(8,000)
Goodwill	(26,865)	(26,865)	(26,865)	(26,025)	(19,148)
Intangible assets	(2,264)	(2,347)	(2,410)	(2,458)	(1,110)
Total tangible common equity	$109,721	$106,029	$102,771	$101,025	$88,827
Tangible Assets
Total assets	$1,215,497	$1,130,480	$1,039,600	$1,009,539	$827,140
Adjustments:
Goodwill	(26,865)	(26,865)	(26,865)	(26,025)	(19,148)
Intangible assets	(2,264)	(2,347)	(2,410)	(2,458)	(1,110)
Total tangible assets	$1,186,368	$1,101,268	$1,010,325	$981,056	$806,882
Tangible Common Equity to Tangible Assets	9.25%	9.63%	10.17%	10.30%	11.01%
Common shares outstanding	10,728	10,724	10,712	10,700	9,494

Book value per common share(1)	$12.94	$12.61	$12.33	$12.10	$11.49
Tangible book value per common share(2)	$10.23	$9.89	$9.59	$9.44	$9.36

(1)                                 We calculate book value per common share as stockholders’ equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(2)                                 We calculate tangible book value per common share as total stockholders’ equity less preferred stock, goodwill, and intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most directly comparable GAAP financial measure is total stockholders’ equity per common share.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Reconciliation GAAP — NON-GAAP - (Unaudited)

(In thousands)

The following table reconciles net income from operations to pre-tax, pre-provision income:

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Pre-Tax, Pre-Provision Income
Provision for loan losses	527	845	610	—	148
Net income from operations	4,812	4,243	3,876	3,818	2,782
Total pre-tax, pre-provision income(1)	$5,339	$5,088	$4,486	$3,818	$2,930

(1)         We calculate pre-tax, pre-provision income by adding the total provision for loan losses to net income from operations for the relevant period.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Net Interest Margin - (Unaudited)

(In thousands)

	For the Three Months Ended
	June 30, 2016			March 31, 2016			June 30, 2015
		Interest			Interest			Interest
	Average	Earned/	Average	Average	Earned/	Average	Average	Earned/	Average
	Outstanding	Interest	Yield/	Outstanding	Interest	Yield/	Outstanding	Interest	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Assets
Interest-earning assets:
Total loans(1)	$914,121	$11,052	4.86%	$856,861	$10,355	4.86%	$624,971	$7,454	4.78%
Securities available for sale	80,498	344	1.72	77,567	335	1.74	56,603	252	1.79
Investment in subsidiary	93	1	4.32	93	1	4.32	93	—	—
Interest-earning deposits in financial institutions	59,506	80	0.54	70,103	92	0.53	60,630	55	0.36
Total interest-earning assets	1,054,218	11,477	4.38	1,004,624	10,783	4.32	742,297	7,761	4.19
Allowance for loan losses	(7,604)			(6,891)			(6,069)
Noninterest-earning assets	92,179			90,275			68,046
Total assets	$1,138,793			$1,088,008			$804,274
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$636,875	$1,072	0.68%	$605,829	$935	0.62%	$428,146	$666	0.62%
Advances from FHLB	54,425	80	0.59	43,596	62	0.57	15,132	30	0.80
Other borrowings	8,077	97	4.83	8,076	96	4.78	8,077	93	4.62
Total interest-bearing liabilities	699,377	1,249	0.72	657,501	1,093	0.67	451,355	789	0.70
Noninterest-bearing liabilities:
Noninterest-bearing deposits	298,887			293,438			234,510
Other liabilities	2,687			2,624			1,974
Total noninterest-bearing liabilities	301,574			296,062			236,484
Stockholders’ equity	137,842			134,445			116,435
Total liabilities and stockholders’ equity	$1,138,793			$1,088,008			$804,274
Net interest rate spread(2)			3.66%			3.65%			3.49%
Net interest income		$10,228			$9,690			$6,972
Net interest margin(3)			3.90%			3.88%			3.77%

(1)                     Includes average outstanding balances of loans held for sale of $5,192, $3,542 and $1,429 for the three months ended June 30, 2016, March 31, 2016, and June 30, 2015, respectively.

(2)                     Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)                     Net interest margin is equal to net interest income divided by average interest-earning assets.